CONFIDENTIAL TREATMENT REQUESTED

AMENDMENT # 2

TO

MASTER SERVICES AGREEMENT

This Amendment (“Amendment”) effective as of August 23rd, 2012 (“Amendment Effective Date”) is between Synacor, Inc. (“Synacor”) and Qwest Corporation (“Client”) under which the parties hereto mutually agree to modify and amend the Amended and Restated Master Services Agreement, dated January 1, 2012 (including the exhibits, schedules and amendments thereto, the “Agreement”). All terms defined herein shall be applicable solely to this Amendment. Any capitalized terms used herein, which are defined in the Agreement and not otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

Therefore, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.0	Schedule N: Attached hereto is Schedule N to the Agreement.

2.0	Scope of Amendment: This Amendment supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Amendment and all past dealing or industry custom. This Amendment shall be integrated in and form part of the Agreement upon execution. All terms and conditions of the Agreement shall remain unchanged except as expressly modified in this Amendment; and the terms of the Agreement, as modified by this Amendment, are hereby ratified and confirmed. Where the terms of the Agreement conflict with those of this Amendment, however, the terms of this Amendment shall control. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Effective Date.

SYNACOR, INC.	QWEST CORPORATION

By:	By:
Name:	Name:
Title:	Title:

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE N

TO

MASTER SERVICES AGREEMENT

The following are the terms and conditions upon which Synacor will provide Client the TV Everywhere Services.

1.	Definitions.

(a)	“Active User” means a customer of Client that, within a given calendar month, is either (i) authenticated by Synacor as an Entitled User on a Programmer’s Property, or (ii) authenticated by Synacor as an Entitled User on the Client Branded Portal and, pursuant to such authentication, clicks on Programmer Content.

(b)	“CDN” means content delivery network.

(c)	“Channel” means an online counterpart to a single television channel. For example: ESPN1 and ESPN2 are each single television channels, and all Programmer Content associated with such television channels that is to be provided online shall be considered a Channel. Any given Programmer may own the rights to Programmer Content on a number of Channels.

(d)	“Client Branded Portal” means the web portal provided by Synacor pursuant to the Agreement.

(e)	“Entitled User” means a residential video subscriber that, based on data provided by Client to Synacor, is authorized to receive the relevant Programmer Content.

(f)	“GUID” means a globally unique identifier

(g)	“Programmer” means a provider of Programmer Content.

(h)	“Programmer Content” means television video programming accessible online only by authenticated users, and any logos, trademarks, service marks, meta data, or other materials owned and/or made available by a Programmer.

(i)	“Programmer Launch Date” shall have the meaning set forth in Section 3 of this Schedule N.

(j)	“Programmer Property” means any mutually agreed digital device, application, or technology provided by a given Programmer on which end users will be able to authenticate as an Entitled User through the TV Everywhere Service pursuant to this Schedule N, which may include Programmer’s website, smart phone or tablet application, Smart TV, or other mutually agreed upon device, application, or technology provided by Programmer.

(k)	“SES” means the Synacor Entitlement System that is a modular mediation platform.

(l)	“Transition Period” shall have the meaning set forth in Section 7(f) of this Schedule N.

(m)	“Transition Services” shall have the meaning set forth in Section 7(f) of this Schedule N.

(n)	“TV Everywhere Service(s)” shall have the meaning set forth in Section 2 of this Schedule N.

2.

TV Everywhere Service – Client desires to provide a subset or all of its subscribers the opportunity to consume Programmer Content online pursuant to the subscriber’s agreement with Client and Client’s agreement with the applicable Programmers, and to define the criteria by which such consumption will be made available to its subscribers. Synacor will provide an authentication and entitlement service whereby the criteria of eligibility for subscribers will be determined from data provided by Client to Synacor combined with data received by Synacor from Programmers. Such determination will then be communicated as appropriate to enable subscribers to consume relevant associated Programmer Content.

CONFIDENTIAL TREATMENT REQUESTED

Subject to the terms and conditions of the Agreement, Synacor shall provide its authentication and entitlement service and other related services as described in Schedule N(1) attached hereto (the “TV Everywhere Services”). [*]

3.	Determination of Programmer launch dates – The parties shall work together to determine target dates for the TV Everywhere Services to first become operational with regard to each Programmer (the “Programmer Launch Date”) on the Client Branded Portal and/or the Programmer’s Properties. Client agrees not to commit to a Programmer Launch Date for any Channel with any Programmer without Synacor’s input and agreement.

4.	Additional Services – Upon mutual agreement of the parties, Synacor will provide additional services relating to the delivery of Programmer Content (e.g., hosting, storage, bandwidth, encoding, transcoding, DRM, and CDN services). In such event, the Client and Synacor will negotiate in good faith any costs and fees associated therewith.

5.	Limitations –

(a)	Client acknowledges and agrees that Synacor will not be responsible for, nor liable in connection with (a) the quality, or substance of Programmer Content; (b) Client’s or any Programmer’s negligence, acts or omissions; (c) communications or technical failures outside of Synacor’s facilities, unless caused by Synacor; (d) availability of Programmer Content not hosted by Synacor; (e) incorrect data provided by Client or a Programmer; or (f) any issue outside of Synacor’s control.

(b)	Client acknowledges and agrees that integration of Programmer Content from certain Programmers may require such Programmer’s prior consent, and Client shall be responsible for obtaining such consent. Synacor shall not be liable for any delays resulting from failure of a Programmer to provide such consent.

(c)	Client acknowledges and agrees that the TV Everywhere Service, and the fee associated therewith (if applicable), does not include Synacor providing access to content on the Client Branded Portal that is not television based video. Any other video, premium, or other content that the Client would like Synacor to include on the portal will be governed by the rest of the Agreement or a separate amendment as necessary, and may be subject to a separate fee as mutually agreed by the parties.

6.	Client responsibilities:

(a)	Client Cooperation - Client agrees to provide Synacor reasonable cooperation, assistance, information and access related to integrating each of the Programmers and throughout the Term of this Schedule N, and that failure to do so may negatively impact Synacor’s provision of the TV Everywhere Service. In such event, Synacor shall be excused from such performance to the extent Client’s unreasonable action or omission or those of Client subcontractors or agents has solely caused a delay in or otherwise prevented Synacor’s performance hereunder.

(b)	Provision of Programmer Content - Client will ensure that the Programmer makes available or, as appropriate, provides all Programmer Content and all related players and other third party products or services (including updates thereto and maintenance thereof) necessary to display the Programmer Content as contemplated by this Schedule N.

(c)

Rights to Programmers’ Content - Client shall ensure that it has all rights and licenses necessary from all Programmers with which it wishes Synacor to integrate its SES (a) to allow Synacor to perform its obligations under this Schedule N, (b) to allow Client’s subscribers to access, view, or consume such Programmer’s Content on Client’s website(s), and if agreed between Client and Programmer, then on Programmer’s Properties, (c) to utilize or allow Synacor to utilize all embedded players and other third party products or services necessary to display the Programmer Content as contemplated by this Schedule N, and (d) to allow Synacor to display Programmer trademarks,

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CONFIDENTIAL TREATMENT REQUESTED

service marks, or other logos for the purpose of providing the TV Everywhere Services. Client hereby grants Synacor such rights and licenses as necessary for Synacor to perform its obligations hereunder. Although Synacor is not obligated to begin integration of the TV Everywhere Service related to any Programmer with whom Client does not yet have an agreement in place granting Client the rights set forth above, Synacor agrees to work cooperatively with Client in an effort to achieve mutually agreeable time lines for integration and launch. If at any time during the Term of the Agreement, such rights or licenses terminate or are modified in any way that affects the Services provided hereunder; Client will provide Synacor written notice thereof within no more than [*] after Client becomes aware of such termination or modification. If the termination or modification will be effective in less than [*] from the date Client becomes aware thereof, Client will provide notice to Synacor immediately upon its awareness thereof. In the event such rights or licenses are terminated, Client will promptly modify its backend systems to disallow Client’s subscribers from accessing, viewing or consuming Programmer’s Content on Client’s website and such Programmer’s Properties using the SES. If such rights or licenses are modified, Client will make the necessary changes to comply with such modification.

(d)	TV Everywhere Data - Client understands and agrees that the authorization that occurs through the TV Everywhere Services is based on Client’s data that identifies which end users are authorized to access certain Programmer Content online because of their subscription to the relevant television channel or otherwise. Client will ensure that it accurately maintains its data with regard thereto, provides Synacor continuous access to such data, and will not, at any time, permit access to the Programmer Content to any end users who are not entitled to such access. Synacor agrees that such data is owned by Client, and Synacor shall only have the right to use such data to fulfill its obligations under this Schedule N and the Agreement. Client shall also ensure that each Programmer provides Synacor the necessary Programmer Content, data and assistance to perform the integration with such Programmer, and that the data provided by each Programmer is accurate.

(e)	Compliance with Programmer Requirements - Programmers may from time to time, require Synacor to pass through to Client certain requirements in order to allow the integration of such Programmer’s Content with the SES. To the extent a Programmer has specified any such requirements to Synacor, Synacor will provide Client a separate attachment to this Schedule N specifying such Programmer requirements. If Client wishes to allow its end users access to such Programmer Content online, such attachment will be executed by the parties and become a part of this Schedule N.

(f)	Test Accounts - Client will, upon Synacor’s request, supply test accounts to enable Synacor to effectively test (in test and production environments) all software releases related to the TV Everywhere Services. The number of test accounts provided and the specific attributes of these accounts will be determined in Synacor’s reasonable discretion by the overall functionality that must be tested. These accounts are to be maintained by Client throughout the Term for the testing of regular software releases and monitoring of the product functionality in the live environment. As account profiles change and functionality is added, Client will provide additional test accounts or modify existing test accounts as reasonably requested by Synacor. Client understands and agrees that without the test accounts, Synacor is not able to properly test and monitor the proper functioning of the software underlying the TV Everywhere Services and Client’s specific implementation thereof.

7.	TV Everywhere Services Term, Removal of Programmers, and Transition upon Termination.

(a)	TV Everywhere Services Term – Subject to clause (b) below, the term for TV Everywhere Services shall commence as of the Amendment Effective Date and shall continue thereafter in full force and effect [*].

(b)	[*].

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CONFIDENTIAL TREATMENT REQUESTED

(c)	Client’s Request to Remove Individual Programmers - Except with regard to termination of Client’s rights in Programmer Content which is addressed in Section 6(c), Client shall have the right to request that Synacor disable the Client’s integration of the SES with a given Programmer or Channel upon thirty (30) days notice to Synacor.

(d)	Synacor’s Right to Remove Individual Programmers - Synacor shall have the right to disable any integration with any Programmer’s Content upon prior notice to Client: (i) if Synacor reasonably believes the distribution of such Content would result in the violation of third party intellectual property rights; (ii) in the event a Programmer ceases to produce or distribute such Content, (iii) if an agreement between Synacor and a Programmer, that gave Synacor the right to integrate with any Programmer’s Content, expires or terminates; [*] (iv) if the Programmer Content or the integration is causing the SES Platform or the TV Everywhere Services to malfunction, (v) the Programmer Content does not display properly (unless such issue is caused by Synacor), or (vi) if Synacor’s right to integrate such Programmer Content otherwise ceases. In each case, Synacor will give Client as much notice as is reasonably practical in such circumstances and, if the circumstances allow, will work with Client in good faith to resolve issues prior to disabling any integration.

(e)	Limited Termination Right - If Synacor through no fault of Client is unable or unwilling to (i) integrate a particular Programmer for which Client has requested TV Everywhere Services, or (ii) develop the SES to authenticate and authorize users for the purpose of TV Everywhere to view Programmer Content within other Client applications and/or on other Client web sites (provided that for any non-standard integration, such development may be subject to a reasonable, mutually agreed upon fee), then within thirty (30) days after Synacor has so notified Client or 90 days after Client has requested such development, whichever is earlier, Client shall have the right to terminate this Amendment by delivering written notice thereof to Synacor. Such termination will become effective thirty (30) days after Synacor’s receipt of the termination notice.

(f)	Transition Services - Upon the expiration or termination of this Amendment for any reason other than Client’s breach or if Synacor removes a Programmer pursuant to Section 7(d), Client shall have the right, at its option, to require that Synacor continue providing the TV Everywhere Services, in whole or in part (the “Transition Services”) for a period not to exceed [*] from the date of such expiration or termination in order that Client may achieve an orderly transition of such Services to another vendor (the “Transition Period”). The terms and conditions upon which Synacor shall provide such Transition Services, shall be the same terms and conditions as shall have been in effect on the day preceding the date of such expiration or termination; provided, however, that in the event that Synacor terminated the TV Everywhere Services or the Agreement for cause due to Client’s failure to pay any amounts due and owing to Synacor, then Client shall be required to pay any outstanding amounts prior to Synacor providing such Transition Services unless such amounts are in dispute, in which case Client shall be required to place all outstanding amounts in escrow with an independent third party pending resolution of such dispute.

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CONFIDENTIAL TREATMENT REQUESTED

8.	[*].

9.	Press Release – The parties agree to put out a press release related to the relationship established hereunder within [*] after the launch of the first Programmer, pending approval from Client’s corporate communications of the final language of the press release.

10.	TV Everywhere Indemnities - Client shall indemnify, defend and hold Synacor harmless from and against any and all costs, damages, expenses and other losses, including reasonable attorney’s fees suffered or incurred by Synacor relating to any third party claim arising out of or relating to (a) any claim that any Programmer Content infringes the intellectual property rights of any third party, (b) any claim that any Programmer Content is defamatory, obscene or unlawful, (c) violation of Client’s obligations under Section 6(c) of this Schedule N, (d) the inaccuracy of any of the Client-provided data related to the TV Everywhere Services, (e) Synacor’s disabling of an integration with any given Programmer at Client’s request, or (f) any representation, warranty or offer concerning the TV Everywhere Services made by Client or by an employee, agent or authorized representative of Client to any user, Programmer, or other third party that is not in accordance with this Schedule N.

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CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE N(1)

OF THE

SYNACOR MASTER SERVICES AGREEMENT

TV EVERYWHERE SERVICES DESCRIPTION

The following is a description of the TV Everywhere Service as it will be initially provided to Client. Synacor may update the processes, procedures, tools or technologies it uses from time to time, but the fundamental nature of the TV Everywhere Service will remain consistent unless mutually agreed by the parties.

1.	TV Everywhere System Overview: Synacor shall provide to Client under the terms and conditions of the Agreement, the TV Everywhere Services utilizing the SES. The SES performs the following functions:

•	Act as identity provider (IdP) to Programmer Properties and other service providers (SPs) authenticating users [*] provided to users by Client.

•	Provide a login page as described in Section 2 below to support the above, branded as desired by the Client and in agreement with Programmers

•	Answer authorization queries regarding content and services to which an authenticated user is entitled based on their current active subscription with Client.

•	Provide to Programmers designated by Client authentication and authorization information related to both [*] as needed and as possible given the [*].

•	Integrate with Client backend systems for both [*].

•	Provide additional user data to Programmers, such as parental control settings, as authorized by Client.

•	Cache data from the Client systems as desired by Client to reduce load on Client backend systems.

•	Provide a rules engine to support additional flexibility in the authorization communication between Client and Programmers.

•

Provide via the Client Branded Portal and other delivery mechanisms a user interface to display[*] as provided by Programmer or other content providers, and enable appropriately authenticated and authorized users to find and view Programmer Content.

•	Ingest metadata to support the User experience on the Client Branded Portal, and availability of such data via APIs as needed by Client.

•	[*].

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CONFIDENTIAL TREATMENT REQUESTED

2.	Integration of the SES Platform with Programmer’s Properties:

Synacor will integrate the Programmers’ Properties into the Synacor identity federation such that when the Programmer initiates a request utilizing SAML or other secure authentication and authorization integration technologies and protocols, the Client login page will appear in an iframe on the Programmer web page. Such login page will be branded as agreed upon between the Client and Programmer, including possible co-branding with Client’s logo and Programmer logo. The user will enter his/her credentials into such login page, and the SES platform will communicate with Client’s backend systems to verify the credentials.

Upon successful login, the SES platform generates a Secure response and redirects the user (from within the iframe) to the requesting Programmer Property. The Programmer Property receives the secure response with a success status and a GUID for the user. The Programmer Property can then use this identifier to create a session on the Programmer Property, honoring any agreed-upon rules for session length.

After authentication, the Programmer Property can then issue an authorization call directly to the SES platform to confirm that the user’s subscription contains the required products; the typical case will confirm that the user is authorized to receive a requested channel or set of channels. [*] can be in any one of many web services protocols and contains the [*], among other information. The SES platform matches the GUID[*], queries the source billing and channel line-up systems for Client, and returns a response indicating if the user has the appropriate subscription.

Depending on the response, the Programmer Property will allow access to the Programmer Content or display an agreed upon message that might be an error message or an up-sell message.

Synacor shall revise and/or upgrade existing integrations with each Programmer as often as reasonably required by each Programmer, provided such revisions and/or upgrades are relatively standard in nature and would not negatively affect the Service or the integrations with Client or other Programmers.

3.	Client Backend Integration with the SES Platform:

For the purposes of authentication and authorization, the Client will supply appropriate APIs or interfaces to integrate with the SES platform. The parties will mutually agree to the appropriate authentication integration method, but regardless of such integration method, Client will be insulated from the specifics of the Secure communication with each Programmer Property. Only the integration between the Client and the mediation platform will be necessary, which need not involve integration with the Synacor identity federation or use of SAML or similar technologies.

4.	Availability of Programmer Content on Client Branded Portal [*]

Synacor will integrate the Client Branded Portal with the SES to properly authenticate and authorize users to view Programmer Content on the Client Branded Portal. Synacor will provide a TV/Video based channel on the portal and a full search and discovery experience using the metadata provided by Programmers. Synacor will work with Client and Programmers to promote Programmer Content as approved by the Client. Where a Programmer has required specific display of metadata and promotion of assets on the Client Branded Portal, Synacor will work with Client in a commercially reasonable manner, to assist Client with its compliance with such requirement and determine the final disposition of the Client Branded Portal, display of metadata, and User experience. However, Client agrees that upon receipt of any such specific requirements from the Programmer, it will collaborate with Synacor prior to committing to such requirements to determine if such requirements are reasonable and achievable. [*].

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CONFIDENTIAL TREATMENT REQUESTED

5.	[*]

6.	[*]

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